Exhibit 99.2

News Release

ACCO Brands Corporation Announces CEO Transition Plan

President and Chief Operating Officer Thomas Tedford Appointed Chief Executive Officer Effective October 1, 2023; Boris Elisman to Continue as Executive Chairman Before Retiring in the first half of 2024

Lake Zurich, IL, -August 8, 2023 -- ACCO Brands Corporation (NYSE: ACCO) (the “Company” or “ACCO Brands”), one of the world’s largest suppliers of select categories of branded academic, consumer and business products, today announced its Board of Directors has appointed the Company’s President and Chief Operating Officer, Thomas Tedford, as CEO effective October 1, 2023. Mr. Tedford has also been elected a member of the board effective that date. Mr. Tedford will succeed ACCO Brands current CEO, Boris Elisman, who will continue as Executive Chairman until his retirement in the first half of 2024. He has notified the Board that he will not stand for reelection at the 2024 stockholders' meeting.

“The appointment of Tom as ACCO Brands next CEO is part of a succession plan that Boris and the Board have been preparing over the past few years,” stated Lead Independent Director, Thomas Kroeger. “We have worked closely with Tom and have full confidence in his commitment to creating value for our shareholders. He brings deep knowledge of our industry, our customers, the overall Company, and its operating segments to his new role. Tom has worked closely with Boris and the Board in developing and executing on the Company’s strategic transformation and will continue to do so, assuring a smooth and seamless transition of leadership and positioning us for profitable growth.”

“On behalf of everyone at ACCO Brands, we would like to thank Boris for his exemplary leadership and dedicated service as CEO. Boris’s innumerable contributions during his 18-year tenure, the last 10 leading the Company as CEO, have successfully expanded the growth opportunities for the Company,” Mr. Kroger concluded.

Mr. Elisman said, “During my tenure at ACCO Brands, the Company and the industry have undergone significant changes and I am proud of our teams’ accomplishments during this period. Having worked closely with Tom for many years, I know the company is in great hands to continue to progress and accelerate profitable growth. It has been my privilege to lead this great company, and I look forward to continuing to serve as Executive Chairman to ensure a smooth transition.”

Mr. Tedford commented, “It is an honor to have the opportunity to lead ACCO Brands and our talented team of dedicated employees as we build upon the current momentum in our business. Boris has been a great mentor and a tremendous leader. I have worked with him for more than a decade and appreciate his leadership and bold actions to transform ACCO Brands. I look forward to continuing to work closely with Boris to complete this leadership transition.”

“I am grateful for the support of our Board of Directors and am excited to work with them and our executive leadership team. I believe there are immense opportunities to enhance our leadership position in key categories, grow through share gains and new innovative product solutions, optimize our supply chain, and improve our margin profile as we remain focused on delivering shareholder value and customer satisfaction. Near-term we are committed to prioritizing our free cash flow towards supporting our dividend and debt reduction,” added Mr. Tedford.

Thomas Tedford Bio

Mr. Tedford joined ACCO Brands in 2010 and was named President and Chief Operating Officer in 2021. From 2011 to 2021, Mr. Tedford served first as Executive Vice President and President of ACCO Brands Americas ultimately becoming Executive Vice President and President, ACCO Brands, North America. During his tenure, he successfully led the operational, cultural and leadership integrations of key strategic acquisitions, the introduction of new products and the development of new markets. Prior to joining ACCO Brands, Mr. Tedford had 15 years of progressive sales, sales leadership, marketing, operational and executive management experience, operating in highly competitive and demanding industries. Mr. Tedford has expertise addressing complex challenges, optimizing performance, developing growth strategies, innovating product solutions, and building high-performing teams.

About ACCO Brands Corporation

ACCO Brands, the Home of Great Brands Built by Great People, designs, manufactures and markets consumer and end-user products that help people work, learn, play, and thrive. Our widely recognized brands include AT-A-GLANCE®, Five Star®, Kensington®, Leitz®, Mead®, PowerA®, Swingline®, Tilibra® and many others. More information about ACCO Brands Corporation (NYSE: ACCO) can be found at www.accobrands.com.

For further information:

Chris McGinnis Lori Conley
Investor Relations Media Relations
(847) 796-4320 (937) 495-4949